Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR JUNE 2022

Dallas, Texas, June 3, 2022 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.719500 per unit, payable on June 29, 2022, to unit holders of record on June 15, 2022. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for March 2022 and the gas production for February 2022. Preliminary production volumes are approximately 64,786 barrels of oil and 1,037,379 Mcf of gas. Preliminary prices are approximately $94.63 per barrel of oil and $5.19 per Mcf of gas.

This month’s distribution is higher than the previous month’s due to increased production of oil and pricing of both oil and gas.

The production from the new horizontal gas wells in Panola County, Texas, has contributed approximately $990,000 reflecting February production. They were averaging about 809 Mcf per day per well during February totaling over 182,000 Mcf during this time frame with an average pricing of $5.85 per Mcf. In addition to these proceeds, the additional 8 new wells which were paid upon for the month of February, contributing approximately $260,000, reflecting an average of 230 Mcf per well, per day.

Additionally, another 3 new horizontal wells, also in Panola County, were paid on by another operator for the month of production for March 2022 resulting in approximately 150,000 Mcf of gas, with an average of 1,616 Mcf of gas per well, per day and a net revenue to the trust of about $735,000 for this month’s distribution.

As more regular monthly receipts are made in the months to come, additional information will be made available.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	64,786	1,037,379	$94.63	$5.19
Prior Month	47,602	1,374,858	$87.42	$4.26

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of May, approximately $2,264,000 of revenue received will be posted in the following month of June in addition to normal receipts during June. Since the close of business in May and prior to this press release, $2,211,000 in revenue has been received.

Sabine Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2022, attributable to the Trust from the properties appraised are approximately 6.0 million barrels of oil and 42.8 billion cubic feet of gas with a future net value of approximately $470,140,000 with a discounted value at 10% of $207,703,000. With these estimated quantities of this year’s reserve estimate of 6.0 million barrels of oil and 42.8 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 8 to 10 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 25, 2022 and is available to all unitholders at this time on the SEC website and Sabine’s website.

The 2021 Annual Report with Form 10-K and the January 1, 2022 Reserve Summary has been posted on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper—SVP, Royalty Trust Services
Simmons Bank
Toll Free (855) 588-7839